Exhibit 5.1

910 LOUISIANA	AUSTIN	MOSCOW
HOUSTON, TEXAS	Brussels	NEW YORK
77002-4995	DALLAS	PALO ALTO
	DUBAI	RIYADH
TEL +1 713.229.1234	HONG KONG	San Francisco
FAX +1 713.229.1522	HOUSTON	WASHINGTON
BakerBotts.com	London

June 29, 2021

Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024

Ladies and Gentlemen:

We have acted as special counsel to Cabot Oil & Gas Corporation, a Delaware corporation (“Cabot”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cabot with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (1) up to 414,921,039 shares (the “Shares”) of common stock, par value $0.10 per share, of Cabot (“Common Stock”) and (2) up to 952,716 shares (the “Conversion Shares” and, together with the Shares, the “Securities”) of Common Stock issuable upon conversion of up to 28,165 shares of 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of Cimarex Energy Co., a Delaware corporation (“Cimarex”), at the initial maximum conversion rate (after giving effect to the transactions contemplated by the Merger Agreement (as defined below)) of 33.8263 shares of Common Stock per share of Preferred Stock, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of May 23, 2021, by and among Cabot, Double C Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Cabot, and Cimarex (as amended to date, the “Merger Agreement”).

In our capacity as your counsel in connection with the matter referred to above, we have examined originals, or copies certified or otherwise identified, of: the restated certificate of incorporation of Cabot, as amended to date; the amended and restated bylaws of Cabot, as amended to date; the Merger Agreement; and such corporate records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In giving the opinions set forth herein, we have relied, to the extent we deemed appropriate, on certificates, statements or other representations of officers and other representatives of Cabot and others and of public officials with respect to the accuracy of the factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies of original documents conform to the original documents and those original documents are authentic and complete.

Cabot Oil & Gas Corporation	- 2 -	June 29, 2021

In connection with the opinions set forth herein, we have assumed that, prior to the issuance of any of the Securities: (1) the Registration Statement, as finally amended (including any post-effective amendments), will have become effective under the Act and such effectiveness shall not have been terminated or rescinded; (2) the stockholders of Cabot will have approved the issuance of the Shares pursuant to the Merger Agreement; (3) the stockholders of Cimarex will have adopted (a) the Merger Agreement and (b) an amendment to the certificate of designations relating to the Preferred Stock substantially in the form filed as an exhibit to the Registration Statement (as so amended, the “Amended Certificate of Designations”); (4) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions will have been consummated; (5) all Securities will be offered, issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Merger Agreement; and (6) at the time of issuance of the Conversion Shares, there will be sufficient shares of Common Stock authorized for issuance under Cabot’s restated certificate of incorporation, as then amended, that have not otherwise been issued or reserved or otherwise committed for issuance. In rendering these opinions, we have also assumed that certificates representing the Securities will have been duly executed, countersigned, registered and delivered, or if issued in book-entry form, (1) an appropriate account statement evidencing the Securities credited to the recipient’s account maintained by Cabot’s transfer agent and registrar will be issued by such transfer agent and (2) the issuance of the Securities will be properly recorded in the share registry of Cabot.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	With respect to the Shares, upon issuance and delivery pursuant to and in accordance with the terms of the Merger Agreement and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

2.	With respect to the Conversion Shares, when the Conversion Shares are issued and delivered upon conversion of the Preferred Stock in accordance with the terms of Amended Certificate of Designations and the Merger Agreement and in the manner contemplated by the Registration Statement, the Conversion Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of Common Stock” in the joint proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.